Exhibit 16.1

TOTAL ASIA ASSOCIATES PLT (AF002128 & LLP0016837-LCA) A Firm registered with US PCAOB and Malaysian MIA Block C-3-1, Megan Avenue 1, 189, Off Jalan Tun Razak, 50400, Kuala Lumpur. Tel: (603) 2733 9989

September 28, 2020

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

RE: Leader Hill Corporation (LHIL)

Commission File No.: 333-223712

We have read the statements of Leader Hill Corporation pertaining to our firm included in Item 4.01 of the Form 8-K dated September 28, 2020 and are in agreement with the statements contained in that document pertaining to our firm.

Yours truly,

/s/ TOTAL ASIA ASSOCIATE PLT
TOTAL ASIA ASSOCIATES PLT

Kuala Lumpur, Malaysia

Date: September 28, 2020